Exhibit 99.1

Nabriva Therapeutics Reports Third Quarter 2017 Financial Results and
Recent Corporate Highlights

- Positive topline results from pivotal LEAP 1 trial announced in September, with read-out from second Phase 3 trial, LEAP 2, expected in the spring of 2018 -

- $112.7 million cash and investments as of September 30, 2017 -

Dublin Ireland, November 9, 2017 — Nabriva Therapeutics plc (NASDAQ: NBRV), a clinical-stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, today provided a business and clinical development update and reported its financial results for the quarter ended September 30, 2017.

In September, Nabriva Therapeutics delivered positive topline results from the lefamulin evaluation against pneumonia (LEAP 1) Phase 3 trial. The company remains on track to complete patient enrollment for its second Phase 3 trial, LEAP 2, before year end 2017, and expects topline results in the spring of 2018. Lefamulin is being investigated for the treatment of community-acquired bacterial pneumonia (CABP).

“The growing problem of bacterial resistance to commonly prescribed antibiotics continues to be one of the single greatest threats to public health,” said Dr. Colin Broom, chief executive officer of Nabriva Therapeutics. “We are excited about the progress our team continues to make as we advance lefamulin toward our ultimate goal—bringing a new class of antibiotics to patients with CABP. Following the positive results from LEAP 1, we began building our commercial and medical affairs teams and have attracted extremely talented and experienced individuals. Over the coming months, our commercial team will focus on market development activities, while our medical affairs team will educate physician and hospital communities on the significant medical needs in the management of CABP.”

RECENT CORPORATE AND DEVELOPMENT HIGHLIGHTS

•                  Announced positive topline results from the LEAP 1 global, Phase 3 clinical trial evaluating IV and oral lefamulin for the treatment of CABP. Lefamulin met the U.S. Food and Drug Administration primary endpoint of non-inferiority (NI, 12.5 percent margin) compared to moxifloxacin with or without adjunctive linezolid for early clinical response assessed 72 to 120 hours following initiation of therapy in the intent to treat patient population. Lefamulin also met the co-primary endpoints for the European Medicines Agency of non-inferiority (NI, 10 percent margin) compared to moxifloxacin with or without adjunctive linezolid in the modified intent to treat and clinically evaluable at test of cure populations based on an investigator assessment of clinical response at a test of cure visit (5 to 10 days following the completion of study therapy). Lefamulin was shown to be generally well-tolerated.

•                  Strengthened the company’s cash resources with the completion of its public offering. The gross proceeds from the offering were approximately $80.0 million, before deducting the underwriting discounts and commissions.

•                  Presented data detailing in vitro activity of lefamulin against key pathogens that commonly cause respiratory tract infections and lefamulin efficacy against Staphylococcus aureus bacteremia in an animal infection model at the IDWeek 2017 meeting. These data add to the growing evidence supporting lefamulin’s targeted spectrum of activity against the pathogens most commonly associated with CABP, including multi-drug resistant strains.

•                  Bolstered the senior leadership team with the appointment of industry expert Francesco Maria Lavino as chief commercial officer to lead the preparation for the potential commercialization of lefamulin.

FINANCIAL RESULTS

Three Months Ended September 30, 2017 and 2016

•                  For the three months ended September 30, 2017, Nabriva reported a net loss of $22.3 million or $0.79 per share, compared to a net loss of $14.0 million or $0.66 per share for the three months ended September 30, 2016.

•                  Research and development expenses increased by $0.6 million from $12.1 million for the three months ended September 30, 2016 to $12.7 million for the three months ended September 30, 2017. The change was primarily due to a $0.9 million increase in staff costs due to the addition of employees and a $0.3 million increase in stock-based compensation expense, partially offset by a $0.6 million decrease in research consulting fees.

•                  General and administrative expense increased by $6.5 million from $3.0 million for the three months ended September 30, 2016 to $9.5 million for the three months ended September 30, 2017. The increase was primarily due to a $1.9 million increase in advisory and external consultancy expenses primarily related to pre-commercialization activities and professional service fees, a $1.5 million increase in legal fees mainly related to the redomiciliation of our parent company from Austria to Ireland, a $1.0 million increase in stock-based compensation expense, a $0.6 million increase in staff costs due to the addition of employees, a $0.6 million increase in VAT tax expenses and a $0.4 million increase in support, infrastructure and other corporate costs.

Nine Months Ended September 30, 2017 and 2016

•                  For the nine months ended September 30, 2017, Nabriva reported a net loss of $52.1 million or $1.89 per share, compared to a net loss of $39.7 million or $1.87 per share for the nine months ended September 30, 2016.

•                  Research and development expenses increased by $1.3 million from $35.0 million for the nine months ended September 30, 2016 to $36.4 million for the nine months ended September 30, 2017. The change was primarily due to a $1.7 million increase in staff costs due to the addition of employees and a $1.0 million increase in stock-based compensation expense, partially offset by a $0.8 million decrease in research materials and purchased services related to the development of lefamulin and a $0.5 million decrease in research consulting fees.

•                  General and administrative expense increased by $9.9 million from $9.4 million for the nine months ended September 30, 2016 to $19.3 million for the nine months ended September 30, 2017. The increase was primarily due to a $3.1 million increase in legal fees mainly related to the redomiciliation of our parent company from Austria to Ireland, a $2.6 million increase in advisory and external consultancy expenses primarily related to pre-commercialization activities and professional service fees, a $1.6 million increase in stock-based compensation expense, a $1.0 million increase in staff costs due to the addition of employees, a $0.6 million increase in VAT tax expenses, and a $0.7 million increase in support, infrastructure and other corporate costs.

•                  As of September 30, 2017, Nabriva had $112.7 million in cash, cash equivalents and short-term investments compared to $83.9 million as of December 31, 2016. This cash balance is expected to fund operations into the fourth quarter of 2018.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2017, filed with the U.S. Securities and Exchange Commission, for additional information regarding our business and financial results.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the research and development of new medicines to treat serious bacterial infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations. Nabriva Therapeutics’ lead product candidate, lefamulin, is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans. The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade. Nabriva has announced positive topline data for lefamulin from the first of its two global, registrational Phase 3 clinical trials evaluating lefamulin in patients with moderate to severe community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics believes lefamulin is well-positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile, with the results of the LEAP 1 trial showing a rate of treatment-emergent adverse events comparable to moxifloxacin with or without linezolid. Nabriva Therapeutics intends to further pursue development of lefamulin for additional indications, including the treatment of acute bacterial skin and skin structure infections (ABSSSI), and is developing a formulation of lefamulin appropriate for pediatric use.

Nabriva Therapeutics owns exclusive, worldwide rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva, including but not limited to statements about the development of Nabriva’s product candidates, such as plans for the design, conduct and timelines of Nabriva’s ongoing Phase 3 clinical trial of lefamulin for CABP, the clinical utility of lefamulin for CABP and Nabriva’s plans for filing of regulatory approvals and efforts to bring lefamulin to market, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, the sufficiency of Nabriva’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, whether results of Nabriva’s first Phase 3 clinical trial of lefamulin will be indicative of the results for its second Phase 3 clinical trial of lefamulin, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva’s views as of the date of this release. Nabriva anticipates that subsequent events and developments will cause its views to change. However, while Nabriva may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva’s views as of any date subsequent to the date of this release.

CONTACT:

INVESTOR RELATIONS

Dave Garrett

Nabriva Therapeutics plc

david.garrett@nabriva.com

610-816-6657

MEDIA

Benjamin Navon
Pure Communications
bnavon@purecommunications.com
617-337-4166

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except per share data)	As of December 31, 2016	As of September 30, 2017

Assets
Current assets:
Cash and cash equivalents	$32,778	$112,158
Short-term investments	51,106	531
Other receivables	5,561	3,673
Prepaid expenses	1,176	1,510
Total current assets	90,621	117,872
Property, plant and equipment, net	519	1,405
Intangible assets, net	270	199
Long-term receivables	420	420
Deferred tax assets	1,410	—
Total assets	$93,240	$119,896

Liabilities and equity
Current liabilities:
Accounts payable	$2,551	$5,319
Accrued expense and other current liabilities	13,326	11,014
Total current liabilities	15,877	16,333
Non-current liabilities:
Long-term debt	—	227
Other non-current liabilities	107	198
Total non-current liabilities	107	425
Total liabilities	15,984	16,758

Stockholders’ Equity:
Common shares, no par value, 2,719,695 common shares issued and outstanding at December 31, 2016	2,939	—
Ordinary shares, nominal value $0.01, 1,000,000,000 ordinary shares authorized at September 30, 2017; 36,691,490 issued and outstanding at September 30, 2017	—	367
Preferred shares, par value $0.01, 100,000,000 shares authorized at September 30, 2017; None issued and outstanding at September 30, 2017	—	—
Additional paid in capital	279,149	359,680
Accumulated other comprehensive income	10	27
Accumulated deficit	(204,842)	(256,936)
Total stockholders’ equity	77,256	103,138
Total liabilities and stockholders’ equity	$93,240	$119,896

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2016	2017	2016	2017
Revenues:
Research premium and grant revenue	$971	$1,468	$4,175	$4,197
Operating expenses:
Research and development	(12,058)	(12,668)	(35,037)	(36,371)
General and administrative	(2,992)	(9,525)	(9,445)	(19,313)
Total operating expenses	(15,050)	(22,193)	(44,482)	(55,684)
Loss from operations	(14,079)	(20,725)	(40,307)	(51,487)
Other income (expense):
Other income (expense), net	50	301	404	391
Interest income	92	69	234	302
Interest expense	(35)	(42)	(35)	(46)
Loss before income taxes	(13,972)	(20,397)	(39,704)	(50,840)
Income tax benefit (expense)	(28)	(1,872)	1	(1,254)
Net loss	(14,000)	(22,269)	(39,703)	(52,094)
Other comprehensive income (loss), net of tax
Unrealized gains on available-for-sale securities	34	69	67	43
Other comprehensive income, net of tax	34	69	67	43
Comprehensive loss	$(13,966)	$(22,200)	$(39,636)	$(52,051)

	Three Months Ended September 30,		Nine Months Ended September 30,
Loss per share	2016	2017	2016	2017
Basic and Diluted	$(0.66)	$(0.79)	$(1.87)	$(1.89)

Weighted average number of shares:
Basic and Diluted	21,276,610	28,147,226	21,236,260	27,517,267

CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
(in thousands)	2016	2017
Cash flows from operating activities
Net loss	$(39,703)	$(52,094)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash other expense, net	(283)	(1,356)
Non-cash interest income	(102)	—
Depreciation and amortization expense	172	295
Stock-based compensation	1,983	4,538
Deferred income taxes	(428)	1,410
Other, net	36	147
Changes in operating assets and liabilities:
Changes in long-term receivables	(8)	—
Changes in other receivables and prepaid expenses	(4,418)	1,554
Changes in accounts payable	(234)	2,632
Changes in accrued expenses and other liabilities	5,251	(2,419)
Changes in other non-current liabilities	13	27
Net cash used in operating activities	(37,721)	(45,266)
Cash flows from investing activities
Purchases of plant and equipment and intangible assets	(456)	(1,141)
Purchases of available-for-sale securities	(14,000)	—
Purchase of term deposits	(10)	—
Proceeds from sales of property, plant and equipment	—	2
Proceeds from maturities of term deposits	15,000	—
Proceeds from sales of available-for-sale securities	25,000	50,500
Net cash provided by investing activities	25,534	49,361
Cash flows from financing activities
Proceeds from sale of ordinary shares	—	80,000
Proceeds from long-term debt	—	228
Proceeds from exercise of stock options	243	83
Equity offering costs	—	(6,382)
Net cash provided by financing activities	243	73,929

Effects of foreign currency translation on cash and cash equivalents	282	1,356
Net increase (decrease) in cash and cash equivalents	(11,662)	79,380
Cash and cash equivalents at beginning of period	36,446	32,778
Cash and cash equivalents at end of period	$24,784	$112,158